Exhibit 3

Names and Addresses of the Underwriters

BNP Paribas Securities Corp.

787 Seventh Avenue

New York, New York 10019

United States of America

Goldman Sachs & Co. LLC

200 West Street

New York, New York 10282

United States of America

Scotia Capital (USA) Inc.

250 Vesey Street

New York, New York 10281

United States of America